Exhibit 99.1

Bion Files International Patent Applications on Third Generation Livestock Waste Treatment Technology

June 28, 2021. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment technology that largely mitigates environmental impacts while recovering high-value coproducts, announced it has filed patent applications in Canada and Mexico on its third generation (3G) technology platform, and is preparing an application for the European Union.

The new international applications cover Bion’s 3G technology and are directed to processes to recover stable concentrated ammonium bicarbonate from the volatile ammonia in the livestock waste stream. Ammonium bicarbonate has a long history of use as a quick-release nitrogen fertilizer, until the advent of modern low-cost synthetic fertilizers. Bion’s 3G platform was designed to recover ammonium bicarbonate in a process that will qualify the products under the USDA’s National Organic Program. Approval for use in organic production will substantially increase the value of Bion’s ammonium bicarbonate products compared to synthetic fertilizers.

Bion’s initial fertilizer product, a liquid ammonium bicarbonate solution, was approved by the Organic Materials Review Institute (OMRI) in May 2020 for an OMRI Listing, allowing for its use in organic production. The approval confirmed that Bion’s 3G technology platform produces organic-compliant nitrogen fertilizer with a non-synthetic process. In May 2021, Bion submitted a new application to OMRI, seeking an OMRI Listing for the crystallized (solid) ammonium bicarbonate/ ammonium carbonate recovered in its 3G platform.

Craig Scott, Bion’s director of communications, stated, “We will remain focused on pursuing prospects in the U.S. markets initially. However, ultimately, we anticipate similar opportunities in the global markets, especially in those countries that utilize large scale production practices, like the U.S. By comparison, according to 2018 data from the UN Food and Agriculture Organization (FAO), the EU, Mexico, and Canada, combined for 17.5 percent of total global meat production (341 metric tons) versus 13 percent for the U.S.”

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Bion’s patented third-generation technology was designed to substantially reduce the environmental impacts of large-scale livestock production and deliver a USDA-certified sustainable product to the consumer. The platform simultaneously recovers high-value coproducts and renewable energy that increase revenues. Bion’s 3G tech platform can provide a pathway to true economic and environmental sustainability with ‘win-win’ benefits for at least a premium sector of the $200 billion U.S. livestock industry, the environment, and the consumer. For more information, see Bion’s website, www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘anticipates’, ‘similar’, 'will', and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

Director of Communications

303-843-6191 direct